EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	October 28, 2005
(816) 781-4500

CCSB FINANCIAL CORP. REPORTS IMPROVED

EARNINGS FOR FOURTH CONSECUTIVE QUARTER

LIBERTY, MISSOURI – For the fourth consecutive quarter, CCSB Financial Corp. (OTC Bulletin Board: CCFC) announced today improved quarterly earnings over the same period in the preceding year. In addition, the Company reports net income of $113,000 for the fiscal year ended September 30, 2005, compared to a net operating loss of $13,000 for the fiscal year ended September 30, 2004.

The Company reported net income of $25,000, or $.03 per share (basic and diluted), for the fourth quarter of the fiscal year ending September 30, 2005, compared to net income $20,000, or $0.02 per share (basic and diluted), for the fourth quarter of the prior fiscal year. For the fiscal year, net income was $0.13 per share (basic and diluted) for fiscal 2005 compared to a loss of $0.01 per share (basic and diluted) for fiscal 2004.

The improvement in net income is the result of an increase in net interest income and noninterest income, while noninterest expense has stabilized. Net interest income increased $12,000 and $106,000 for the three months and fiscal year ended September 30, 2005, respectively, compared to the three months and fiscal year ended September 30, 2004. The increase in net interest income can be attributed to loan growth, shift in asset mix and an increase in noninterest-bearing transaction deposit accounts. Noninterest income increased $23,000 and $131,000 for the three months and fiscal year ended September 30, 2005, respectively, compared to the three months and fiscal year ended September 30, 2004. The Company has had stable operating expenses over the last seven quarters. Noninterest expense increased at a minimal rate of 1% for the three-month period and 2.4% for the fiscal year. President and Chief Executive Officer John Davis cautioned; however, stating, “While we have been able to stabilize operating expenses over the past several quarters, we do not anticipate this to continue. We plan on opening a new branch facility in February or March 2006, and this will have an impact on operating expenses. We anticipate continued growth as a result of the new facility, but the opening of the new facility will have a negative short-term impact.”

The following are condensed consolidated statements of income (unaudited) for the reporting periods:

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2005	2004	2005	2004
	(In Thousands)
TOTAL INTEREST AND DIVIDEND INCOME	$1,161	$952	$4,386	$3,749
TOTAL INTEREST EXPENSE	470	273	1,557	1,026

NET INTEREST INCOME	691	679	2,829	2,723
PROVISION FOR LOAN LOSSES	15	13	60	55

NET INTEREST INCOME AFTER PROVISION FOR LOSSES	676	666	2,769	2,668

TOTAL NONINTEREST INCOME	111	88	394	263
TOTAL NONINTEREST EXPENSE	761	754	3,044	2,972

INCOME (LOSS) BEFORE INCOME TAXES	26	—	119	(41)
PROVISION FOR INCOME TAXES	1	(20)	6	(28)

NET INCOME (LOSS)	$25	$20	$113	$(13)

Total assets increased $5.9 million, or 6.6%, to $94.9 million at September 30, 2005, from $89.0 million at September 30, 2004. During this period, net loans increased $9.2 million, or 15.5%. Premises and equipment also increased $771,000, due to the acquisition of land and initial construction costs for the future branch site. The growth in loans and premises and equipment was primarily funded by a decrease in securities available-for-sale and through FHLB Advances.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company. At September 30, 2005, total stockholders’ equity was $13.9 million, or $15.21 per share based on total shares outstanding of 916,945.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.